UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2018

China Crawfish, Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-201403	30-0842831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

1900 Avenue of the Stars, Los Angeles, CA 90067
(Address of Principal Executive Offices)

310.843.9300
Registrant's telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Share Exchange Agreement

Effective February 8, 2018, China Crawfish Ltd. (the "Company") entered into a Share Exchange Agreement (the "Share Exchange Agreement"), dated as of February 8, 2018, by and among the Company, Qian Jiang LiRong Biotechnology, Ltd, a corporation organized under the laws of the People's Republic of China ("Qian Biotech") and the shareholders of Qian Biotech (the "Shareholders").  Pursuant to the Share Exchange Agreement, at the closing thereof (the "Closing"), the Company agreed to exchange the outstanding shares of common stock of Qian Biotech held by the Shareholders for an aggregate of 20,836,900 shares of common stock of the Company, or approximately 27.32% of the issued and outstanding share of common stock of the Company after giving effect to such issuance..

The Share Exchange Agreement contemplates that the issuance of shares of our Common Stock to holders of Qian Biotech's equity interests in connection therewith will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering, and Regulation D and Regulation S under that section, and that these securities, when issued, may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements, and will be subject to further contractual restrictions on transfer as described in the Merger Agreement.

The Share Exchange Agreement and the transactions contemplated thereby have been approved by the board of directors of the Company and Qian Biotech.

The Company was founded in 2002 by Li-Rong Chen in the Peoples Republic of China. The Company has two major restaurant brands primarily focusing on crawfish, Princess Qiao and Li-Rong Home. There are currently 42 Princess Qiao fast food restaurants primarily located in Shanghai. Each is approximately 60-90 square meters, targeting younger customers. Li-Rong Home provides an exclusive dining experience bringing the feeling of home to its customers through unique crawfish products. There are currently 18 Li-Rong Home Restaurants primarily located in Beijing, Tianjin, Wuhan, and other capital cities. Each is approximately 500 square meters, targeting medium to high income individuals and families. Additionally, the company owns a 4,800-acre crawfish farming facility located in Jingzhou City. This facility produces approximately 4,200,000 pounds of crawfish annually for sale and distribution to both Princess Qiao and Li-Rong Home restaurants.

All descriptions of the Share Exchange Agreement herein are qualified in their entirety by reference to the text thereof filed as Exhibit 2.1 hereto, which is incorporated herein by reference. The Share Exchange Agreement governs the contractual rights between the parties in relation to the transactions contemplated thereby and contains customary representations and warranties and pre- and post-closing covenants of each party. The Share Exchange Agreement is not intended to be, and should not be relied upon as, making disclosures regarding any facts and circumstances relating to the Company or Qian Biotech. The Share Exchange Agreement is described in this Current Report on Form 8-K and attached as Exhibit 2.1 hereto only to provide investors with information regarding the terms and conditions of the Share Exchange Agreement, and, except for its status as a contractual document that establishes and governs the legal relationship among the parties thereto with respect to the transactions contemplated thereby, is not intended to provide any other factual information regarding the Company or Qian Biotech or the actual conduct of their respective businesses during the pendency of the Share Exchange Agreement, or to modify or supplement any factual disclosures about the Company contained in any of the Company's public reports filed with the Securities Exchange Commission (the "SEC"). The representations and warranties contained in the Share Exchange Agreement have been negotiated with the principal purpose of establishing the circumstances under which a party may have the right not to consummate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and of allocating risk between the parties, rather than establishing matters as facts. These representations, warranties and covenants were made as of specific dates and only for purposes of the Share Exchange Agreement, not for the benefit of any investors, and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors, and are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the Share Exchange Agreement. The parties reserve the right to, but are not obligated to amend or revise the Share Exchange Agreement. Accordingly, investors should not rely on representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

This current report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Form of Share Exchange Agreement, dated February 8, 2018, by and among China Crawfish, Ltd., Qian Jiang LiRong Biotechnology, Ltd.. and shareholders of Qian Jiang LiRong Biotechnology, Ltd.*

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Crawfish, Ltd.

Date: February 9, 2018	By:	/s/ Lirong Chen
Name: Lirong Chen
Title: Chief Executive Officer